Exhibit 99.1

Xenogen Announces Record Second Quarter 2004 Results;

Sales Increase 67% Year-to-Date over 2003

ALAMEDA, Calif., – PRNewswire – August 11, 2004 – Xenogen Corporation (Nasdaq:XGEN), maker of advanced imaging technology to accelerate drug discovery and development, today reported financial results for the second quarter and six months ended June 30, 2004.

“We are pleased with our second quarter results,” said David Carter, Chairman and Chief Executive Officer. “Our expanded sales and marketing team, coupled with the introduction late last year of the IVIS-200 system, are driving strong growth in product revenue. This is our third consecutive quarter of sequential product revenue growth and, we believe, evidence of the increasing awareness of the benefits of our IVIS technology.”

Total revenue for the second quarter of 2004 was $7.5 million as compared to $4.9 million in the second quarter of 2003, an increase of $2.6 million or 53 percent. The increase resulted primarily from an increase in sales of our IVIS Imaging Systems and from higher contract revenues. Loss from operations for the second quarter of 2004 was approximately $5.1 million, compared with $3.8 million for the same period last year. Net loss for the quarter was $5.2 million, with diluted net loss per share of $5.34, compared with net loss (after preferred stock dividends) for the same period last year of $4.9 million, with diluted net loss per share of $6.33.

Total revenue for the first six months of 2004 was $14.5 million as compared to $8.7 million in the first six months of 2003, an increase of $5.8 million or 67 percent. The increase resulted primarily from an increase in sales of our IVIS Imaging Systems and from higher contract revenues. Loss from operations for the first six months of 2004 was approximately $11.4 million, compared with $9.8 million for the same period last year. Net loss for the first six months was $11.4 million, with diluted net loss per share of $11.88, compared with net loss (after preferred stock dividends) for the same period last year of $11.9 million, with diluted net loss per share of $18.08.

Second Quarter 2004 Financial Results Conference Call/Webcast

Xenogen management will host a live conference call and webcast with investors today, August 11, 2004, at 5:00 p.m. Eastern Daylight Time/2:00 p.m. Pacific Daylight Time to discuss second quarter results and the business outlook going forward. Investors and other interested parties may access the call by dialing (913) 981-5567 in the U.S. and internationally. Additionally, a live audio webcast will be available through Xenogen’s website at http://www.xenogen.com. A replay will be available 48 hours following the call for 14 days at 719-457-0820 or 888-203-1112 for both domestic and international callers, reservation code #781033.

About Xenogen Corporation

Xenogen combines systems biology and low-light optical imaging to create powerful new biophotonic imaging technology that advances the ability of scientists to explore genes, proteins, pathogens and tumor cells in living animals in real time, providing predictive data that is designed to substantially improve the success rate in drug development. Xenogen incorporates into living animals the bioluminescent gene that makes a firefly glow and harnesses the resulting light using an ultra-sensitive camera and sophisticated software. This biophotonic imaging technology creates images and analyzes the resulting data on cellular activity, gene expression, spread of disease or the effect of a new drug candidate. Xenogen’s biophotonic imaging technology is used by leading academics and pharmaceutical and biotechnology companies to provide more accurate and previously unavailable data that is intended to result in the ability to make more timely and cost-effective decisions at every step in the drug development process.

Forward-Looking Statements

This press release contains forward-looking statements regarding our future financial and operating results. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: our expectations regarding growth in acceptance of our products; difficulties or delays in development, testing, manufacturing, and marketing of our products under development; failure to receive anticipated revenue under long term customer agreements that may not be renewed or may be cancelled; product recalls; the scope and validity of patent protection for our IVIS systems, biophotonic imaging technologies and our other product candidates; our ability to finalize development of the IVIS 3D and sell our imaging systems without infringing the patent rights of others; competition from other companies or alternative technologies; and our ability to obtain additional financing as necessary to support our operations. For a discussion of these and other factors that could impact our financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our recent filing with the Securities and Exchange Commission, particularly our 424(b) Prospectus filed on July 16, 2004.

Xenogen® and IVIS® are registered trademarks of Xenogen Corporation.

XENOGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Revenue:
Product	$1,699	$3,720	$2,756	$7,202
Contract	1,896	2,390	3,440	4,580
License	1,283	1,341	2,471	2,709

Total revenue	4,878	7,451	8,667	14,491

Total cost of revenue (a)	3,007	5,126	5,576	9,645

Gross margin	1,871	2,325	3,091	4,846

Operating expenses:
Research and development (a)	2,500	3,190	5,344	6,735
Selling, general and administrative (a)	2,157	3,425	4,802	7,871
Depreciation and amortization expenses	985	775	2,035	1,673
Restructuring charges	—	—	669	—

Total operating expenses	5,642	7,390	12,850	16,279
Loss from operations	(3,771)	(5,065)	(9,759)	(11,433)
Other income—net	—	34	15	254
Interest income (expense), net	(210)	(135)	(384)	(232)

Net loss	(3,981)	(5,166)	(10,128)	(11,411)

Preferred stock dividends	(901)	—	(1,802)	—

Net loss attributable to common stockholders	$(4,882)	$(5,166)	$(11,930)	$(11,411)

Weighted average number of common shares outstanding	771,320	968,244	659,929	960,810

Loss per share data (basic and diluted)(1):
Net loss attributable to common stockholders	$(6.33)	$(5.34)	$(18.08)	$(11.88)

(1)	Loss per share (LPS), for each quarter is computed using the weighted-average number of shares outstanding during that quarter, while LPS for the year-to-date period is computed using the weighted-average number of shares outstanding during the period. Thus, the sum of the LPS for each of the quarters may not equal the LPS for the year-to-date period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
(a) Includes charges for stock-based compensation as follows:
Cost of revenue	$(37)	$255	$(33)	$548
Research and development	(80)	547	(69)	1,177
Selling, general and administrative	(45)	444	(39)	1,756

Total Stock based compensation	$(162)	$1,246	$(141)	$3,481

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	December 31, 2003	June 30, 2004
	(Note)
Cash, cash equivalents and short term investments	$13,546	$5,368
Working Capital	6,314	290
Total assets	31,559	22,957
Deferred Revenue	9,918	7,789
Long term obligations	5,182	5,520
Stockholders Equity	8,190	365

NOTE: The selected consolidated balance sheet information at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

CONTACT:

Xenogen Corporation

William A. Albright, Chief Financial Officer, (510) 291-6100